Exhibit 99.1

Contact:

Investors	Media

Jennifer Cohn/Douglas Sherk	Douglas Sherk
EVC Group	EVC Group
(415) 659-2285	(415) 652-9100

FOR IMMEDIATE RELEASE

HYCOR AND STRATAGENE ANNOUNCE DEFINITIVE MERGER AGREEMENT

• Two Growing, Profitable Companies Combining to Increase Growth Opportunities
• Combined Operations Expected to Generate Revenues Exceeding $85 Million in 2003
• Conference Call and Webcast Scheduled for July 25 2003, 8:30 a.m. Pacific Time

LA JOLLA and GARDEN GROVE, California, July 24, 2003 –Hycor Biomedical Inc. (Nasdaq: HYBD), a developer, manufacturer and marketer of clinical diagnostic instrument systems and reagents, and privately held Stratagene a leader in the development of innovative technologies that enhance gene discovery and biomedical target identification, today jointly announced the signing of a definitive merger agreement. The proposed transaction would result in the combination of two companies whose combined 2003 revenues are expected to exceed $85 million. The combined company would offer diagnostic products and life sciences research tool product lines to the global academic, pharmaceutical, and clinical and government laboratory markets. The transaction, which is subject to regulatory and shareholder approvals, as well as other closing conditions, is expected to close in the fourth quarter of 2003. The combined company will be impacted by merger-related costs of approximately $6 million, which are expected to be recognized in the third and fourth quarters of 2003. The combined company is expected to be profitable in 2004 and generate greater earnings per share than Hycor expected to generate as a stand-alone company.

The proposed transaction has been structured as a merger of a wholly-owned subsidiary of Stratagene into Hycor, with Hycor surviving as a wholly-owned subsidiary of Stratagene. Under the terms of the merger agreement, the shareholders of Hycor will receive 0.6158 of a share of Stratagene for each share of Hycor. Each fractional share of

Hycor remaining after the exchange will be paid in cash. Once the merger is completed, the combined company will be called Stratagene Corporation and be headquartered in La Jolla, California. The combined company will have approximately 21.9 million common shares outstanding and is expected to trade on the NASDAQ National Market System. Hycor shareholders will own approximately 23% of the combined company. The proposed transaction is expected to be recognized as a tax-free reorganization, and Hycor shareholders are not expected to be taxed as a result of the exchange of their Hycor stock for Stratagene stock. The boards of directors of both Stratagene and Hycor have approved the proposed transaction.

Joseph A. Sorge, MD, founder, Chairman and CEO of Stratagene, will remain President and CEO of Stratagene and a member of a reconstituted Board of Directors. Reg Jones currently Senior Vice President, CFO and Treasurer of Hycor, will become CFO of the new company. J. David Tholen, currently Hycor President and CEO, will resign as an officer and become a member of the Stratagene Board of Directors.

MERGER WILL CREATE A LEADING LIFE SCIENCES RESEARCH TOOLS AND CLINICAL DIAGNOSTICS PRODUCTS COMPANY

Stratagene, based in La Jolla, manufactures and distributes products that accelerate and improve research processes in fields spanning molecular biology, cell biology, genomics, proteomics, drug discovery and toxicology. Stratagene generated more than $63 million in revenues and was profitable for the year ended December 31, 2002. Based in Garden Grove, California, Hycor’s products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, as well as urinalysis controls and disposable products. Hycor generated $18.6 million in revenues and $0.15 in earnings per share for the year ended December 31, 2002 and has approximately 8.0 million shares outstanding. Upon completion of the proposed merger, Stratagene will operate a Hycor business unit for manufacturing and marketing purposes, and plans to continue marketing Hycor’s current product lines under their current brand names including KOVA® and HY•TEC™. The operations team at Hycor is expected to remain in place.

“The merger of Hycor and Stratagene should create opportunities for shareholders, customers and employees,” said Dr. Sorge. “The combined company will serve more than 150,000 end-users in the academic, institutional and clinical laboratory markets worldwide. The combined operations are expected to generate synergies in product development, manufacturing, distribution, and research operations. In addition, we believe the merger positions Stratagene to better capitalize on the emerging consolidation trend in the life sciences tools market.”

“We believe employees of both organizations will benefit by being part of a larger and growing diversified global organization with greater resources and opportunities,” added Dr. Sorge. “We expect little overlap of jobs in the two units as a result of this combination.”

“For the past nine months, we have searched for an opportunity to combine our company with another to maximize shareholder value,” said J. David Tholen, Hycor President and CEO. “We believe this merger accomplishes this goal. For our shareholders, the combined company creates a larger and more diversified organization with the potential for improved cash flow, enhanced growth rates and greater market capitalization when compared to Hycor on a stand alone basis. We will continue to operate the diagnostics business under the Hycor brand name as well as pursue our strategy of boosting sales by entering into agreements that adopt our current allergy and autoimmune product lines to other manufacturers’ automated instrument platforms.”

Compared with historical expenses, the combined company hopes to generate more than $1.0 million in annualized cost savings after the merger on a year-over-year basis. Stratagene operates facilities in La Jolla, California; Austin, Texas; and Amsterdam, The Netherlands and employs 348 people. Hycor operates facilities in Garden Grove, California; Edinburgh, Scotland; and Kassel, Germany and employs 152 people.

Stratagene expects to file a registration statement on Form S-4 including a proxy statement/prospectus in connection with the proposed merger by September 2003. The Seidler Companies is acting as advisor to Hycor. Paul, Hastings, Janofsky & Walker LLP is serving as legal counsel to Hycor while Latham & Watkins LLP is serving as legal counsel to Stratagene.

WEBCAST/TELECONFERENCE INFORMATION
 A conference call and webcast will be held for shareholders and the investment community on Friday, July 25, 2003 at 8:30 AM Pacific Time/11:30 AM Eastern Time. The dial-in number is 800-240-2134 for domestic callers. The dial-in number for international callers is 303-262-2175. A replay of the call will be available until 11:59 PM Pacific Time, Friday, August 1 and will be accessible approximately two hours after the call’s conclusion. The replay number is 800-405-2236 for domestic callers and 303-590-3000, both using passcode 547241#.

The live webcast of the conference call may be accessed at Hycor’s website located at www.hycorbiomedical.com under the “Investors” section and click on the link to Teleconferences. The event will be archived and available for replay beginning approximately four hours after the call’s conclusion.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
 Stratagene plans to file a registration statement on SEC Form S-4, including a proxy statement/prospectus in connection with the proposed transaction, and Hycor expects to mail a proxy statement/prospectus to its stockholders containing information about the proposed transaction. This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities of Hycor or Stratagene. The proposed transaction will only be effected through a proxy statement/prospectus. Investors and stockholders are advised to read the proxy statement/prospectus regarding the potential transaction when it becomes available because it will contain important information. After the proxy statement/prospectus is filed with the SEC, it will be available free of charge on the SEC website at www.sec.gov and from Hycor and Stratagene. Hycor and its directors and executive officers may be deemed to be participants in the solicitation of proxies or consents from stockholders in connection with the proposed transaction. Information about the directors and executive officers of Hycor and their ownership of Hycor stock and information about other persons who may also be deemed to be participants in Hycor’s solicitation will be included in the proxy statement/prospectus. In addition to the proxy statement/prospectus, Hycor files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These filings are also available at www.sec.gov.

FORWARD-LOOKING STATEMENTS
 This release contains forward-looking statements including Hycor’s and Stratagene’s beliefs about their combined business prospects and future results of operations. These statements involve risks, uncertainties and assumptions. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the ability to conclude the proposed transaction, the tax-free status of the proposed transaction, the number of shares outstanding after the merger, the targeted closing date of the merger, the overall economic environment, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties, regulatory issues, currency fluctuations, changes in the anticipated revenues and earnings of the companies and other factors detailed in Hycor’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying combined company forecasts are dynamic and subject to change and, therefore, those forecasts speak only as of the date they are given. The companies do not undertake to update them, however, they may choose from time to time to update them, and, if they should do so, they will disseminate the update to the investing public. The proposed transaction is subject to closing conditions, including regulatory and shareholder approvals and no assurances can be given that such conditions will be satisfied.

About Hycor
 Hycor discovers, develops, manufactures and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA® brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results for physicians and their patients. Headquartered in Garden Grove, California with facilities in Germany and Scotland, Hycor employs 152 people worldwide and serves customers in more than 50 countries. Visit Hycor’s web site at http://www.hycorbiomedical.com

About Stratagene
 Stratagene is a worldwide leader in developing innovative products for life science research. As a privately held biotechnology company, Stratagene supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. Since 1984, Stratagene’s products have been used throughout the academic, industrial, and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. More information is available at http://www.stratagene.com

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